Exhibit 99.1

SERA PROGNOSTICS REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

Salt Lake City – August 30, 2021 – Sera Prognostics Inc., The Pregnancy Company™ (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the second quarter ended June 30, 2021.

Recent Highlights:

•	Announced peer-reviewed published results of the PREVENT-PTB study, a prospective, randomized controlled intervention trial evaluating clinical utility of Sera Prognostics’ PreTRM® Test and Treat Strategy that demonstrated key benefits such as significantly reduced newborn intensive care unit (NICU) and total hospital length-of-stay for preemies, faster rate of NICU discharge and major reduction in severe morbidity or newborn death in infants affected by complications of prematurity.

•	Initiated execution of novel strategic commercial partnership with Anthem, Inc., whose health plans cover approximately 10% of U.S. pregnancies annually, to make PreTRM® tests available to eligible pregnant members as part of a multi-year contract. Anthem is the nation’s second largest health insurer with about 40 million members nationwide and is a strategic investor in Sera Prognostics.

•	Presented important data at the International Society for Pharmacoeconomics and Outcome Research (ISPOR) 2021 meeting in May 2021 based on an analysis of approximately 40,000 pregnancies, in collaboration with Anthem’s HealthCore subsidiary. The conclusion of the study was that use of the PreTRM® test during pregnancy to identify women at risk of preterm birth, combined with evidence-based treatment, can reduce total costs and prevent preterm deliveries and their consequences. Results are expected to be published in a peer-reviewed clinical economics research journal.

•	Completed $75 million initial public offering in July 2021 to advance commercialization activities related to the PreTRM® test, conduct further clinical studies supporting commercialization and product discovery and development, increase capacity and efficiency of the Company’s clinical laboratory, and advance its proprietary proteomics and bioinformatics platform, with the balance of the proceeds for working capital and general corporate purposes.

“We are pleased with the progress we made during the quarter, as we build momentum to achieve our vision of improving maternal and neonatal health through our proprietary proteomic testing platform,” stated Gregory C. Critchfield, MD, MS, Chairman and CEO of Sera Prognostics. “Our innovative PreTRM® test is the only broadly validated commercially available blood-based biomarker test, that has been proven to identify moms and babies at higher risk for spontaneous preterm birth, thereby enabling health and economic benefits by intervening proactively in such pregnancies. We look forward to further announcements illustrating the benefits of the PreTRM® Test and Treat strategy, in the form of additional publications of studies and development of new commercial payer contracts.”

Second Quarter 2021 Financial Results

Second quarter 2021 revenue of $20,000 compared to $6,000 for the same period of 2020.

Total operating expenses were $7.4 million, up from $4.3 million for the second quarter of 2020.

Research and development expenses for the second quarter of 2021 were $2.8 million compared to $1.8 million for the prior-year period due primarily to increased laboratory operations and clinical study costs.

Selling, general and administrative expenses for the second quarter of 2021 were $4.6 million, up from $2.5 million due primarily to increased headcount as the company scaled commercial operations and general corporate infrastructure, as well as increased consulting and outside services related to payer and reimbursement strategies.

Net loss for the second quarter of 2021 was $6.3 million compared to $4.7 million for the same quarter a year ago.

As of June 30, 2021, cash and cash equivalents were $90.9 million.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to deliver early, pivotal information in pregnancy to physicians, enabling them to improve the health of their patients, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is located in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2020 March of Dimes Report Card shows that of approximately 3.8 million babies born annually in the United States, more than one in ten is born prematurely. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States have been estimated to be approximately $25 billion.

About the PreTRM® Test

The PreTRM® test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® test permits physicians to identify, during the 19th or 20th week of pregnancy, which women are at increased risk for preterm birth, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® test is ordered by a medical professional.

Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the results of the HealthCore study potentially being published in a peer-reviewed clinical economics research journal; further announcements illustrating the benefits of the PreTRM® Test and Treat strategy, in the form of additional publications of studies and development of new commercial payer contracts; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the ongoing COVID-19 pandemic and its impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Final Prospectus on Form S-1, which was filed with the Securities and Exchange Commission on July 14, 2021, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400

Media Contact

Erich Sandoval, Lazar FINN

Erich.sandoval@finnpartners.com

+1 (917) 497-2867

SERA PROGNOSTICS, INC.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$20	$6	$33	$14
Operating expenses:
Cost of revenue	8	2	13	6
Research and development	2,824	1,752	5,221	3,801
Selling and marketing	1,740	712	3,090	1,580
General and administrative	2,829	1,821	5,116	3,200
Total operating expenses	7,401	4,287	13,440	8,587
Loss from operations	(7,381)	(4,281)	(13,407)	(8,573)
Interest expense	2	(420)	(305)	(857)
Other income (expense), net	1,072	(4)	1,046	29
Net loss and comprehensive loss	$(6,307)	$(4,705)	$(12,666)	$(9,401)
Net loss per share, basic and diluted	$(3.17)	$(3.08)	$(6.70)	$(6.16)
Weighted-average shares of common stock outstanding, basic and diluted	1,988,886	1,525,648	1,890,908	1,525,491

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$90,851	$13,533
Accounts receivable	14	2
Prepaid expenses and other current assets	503	198
Total current assets	91,368	13,733
Property and equipment, net	871	965
Other assets	2,828	98
Total assets	$95,067	$14,796
Liabilities, Convertible Preferred Stock, and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,026	$441
Accrued and other current liabilities	1,997	1,577
Accrued interest on convertible note	—	996
Deferred rent, current portion	138	130
Capital lease obligation, current portion	71	69
Convertible promissory note, current portion	—	4,353
Loans payable, current portion	—	3,676
Total current liabilities	3,232	11,242
Deferred rent	69	139
Loans payable, net of current portion	—	348
Preferred stock warrant liability	485	474
Capital lease obligation, net of current portion	91	127
Total liabilities	3,877	12,330
Commitments and contingencies
Convertible preferred stock:
Junior convertible preferred stock	77,844	77,844
Senior convertible preferred stock	149,144	50,192
Stockholders' deficit:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	8,327	5,889
Accumulated deficit	(144,125)	(131,459)
Total stockholders' deficit	(135,798)	(125,570)
Total liabilities, convertible preferred stock, and stockholders' deficit	$95,067	$14,796